GRANTOR TRUST AGREEMENT BETWEEN

PENTEGRA TRUST COMPANY AND
FEDERAL HOME LOAN BANK OF NEW YORK

THIS AGREEMENT, made January 1, 2017 (“Effective Date”) by and between Federal Home Loan Bank of New York, New York , NY (hereinafter referred to as “Company”) and PENTEGRA TRUST COMPANY (formerly named RSGroup Trust Company), a corporation organized and existing under the laws of the State of Maine (hereinafter referred to as “Trustee”).

WITNESSETH

WHEREAS, Company has adopted the nonqualified deferred compensation Plan or Plans as listed in Appendix A (hereinafter referred to as “Plan(s)”);

WHEREAS, Company previously entered into an agreement with RSGroup Trust Company (now named Pentegra Trust Company) effective as of June 21, 2007 and established a trust with respect to the Plan(s); and

WHEREAS, Company previously appointed RSGroup Trust Company (now Pentegra Trust Company) as discretionary trustee for the Plan(s), effective as of June 21, 2007; and

WHEREAS, the Company now desires to amend and restate the June 21, 2007 trust agreement entered into with RSGroup Trust Company (now Pentegra Trust Company); and

WHEREAS, the Trustee has agreed to hereafter continue to serve as discretionary Trustee for the Plans, effective as of the Effective Date; and

WHEREAS, the Trustee is not a party to the Plan(s) and makes no representations with respect thereto, and all representations and recitals with respect to the Plan(s) shall be deemed to be those of the Company;

WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan(s) with respect to the individuals participating in such Plan(s);

WHEREAS, Company wishes to amend and restate the trust agreement (hereinafter referred to as “Trust”) which, in all material respects, meets the requirements of the model trust provisions set forth in Internal Revenue Service Revenue Procedure 92-64, and to contribute to the Trustee assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and, if applicable, shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s);

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust.

(a) Company shall deposit with Trustee, in trust, cash contributions from time to time, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)	The Trust hereby established shall be irrevocable.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

Section 2. Payments to Plan Participants and Their Beneficiaries.

(a) Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amount payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amount so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amount. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s).

(c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). Company shall notify

Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), Company shall be solely responsible for making the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient. Unless otherwise agreed to by Trustee, Company shall be responsible for all tax information reporting with respect to payments made to Plan participants and beneficiaries hereunder.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.

(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall conduct an investigation in order to determine whether Company is Insolvent.

(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3) If at any time (i) Trustee has been informed by the Board of Directors and the Chief Executive Officer that Company is Insolvent or (ii) Trustee has received a written allegation as to the Company’s Insolvency from a person claiming to be a creditor of Company, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

(4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments to Company.

Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s). Notwithstanding the foregoing, Company shall have the right to withdraw assets from the Trust in excess of the amounts reasonably necessary to fund the benefits required under the Plan(s) (referred to as “Excess Amounts”). For these purposes, an amount will be deemed to be an Excess Amount if the value of Trust assets exceeds one hundred percent (100%) of the undiscounted remaining benefit obligations under the Plan(s).

Section 5. Investment Authority.

(a) Trustee shall invest and reinvest the Trust without distinction between principal and income in any property, real, personal or mixed, wherever situate, and whether or not productive of income or consisting of wasting assets, including, without limitation, common and preferred stock (including stock of the Company), stock options, convertible stocks and securities, bonds, notes, debentures, obligations issued or guaranteed by the United States of America (or any agency or instrumentality thereof), other obligations such as certificates of deposit, commercial paper, bankers acceptances, and repurchase agreements, leaseholds, mortgages (including without limitation, any collective or part interest in any bond and mortgage or note and mortgage), demand or time deposits, savings deposits, shares of investment companies and mutual funds, interests in partnerships and trusts, insurance policies and contracts, contracts for the immediate and future delivery of financial instruments and other property of any issuer, and oil, mineral or gas properties, royalties, interests or rights (including equipment pertaining thereto), without being limited to the classes of property in which trustees are authorized to invest trust funds by any law, or any rule of court, of any State and without regard to the proportion any such property may bear to the entire amount of the Trust; provided, however, that investments shall be so diversified as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so in the sole judgment of the Trustee to the extent that the Trustee is managing the Trust.

(b) Company shall have the right, at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any assets held by the Trust.

(c) Trustee shall be authorized to act in any manner consistent with applicable law and shall be fully indemnified and held harmless by Company for taking any such action hereunder.

Section 6. Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested as determined by the Trustee.

Section 7. Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within ninety (90) days following the close of each calendar quarter and within sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such quarter or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such quarter or as of the date of such removal or resignation, as the case may be.

Section 8. Responsibility of Trustee.

(a) Trustee shall hold, invest and distribute assets in accordance with the terms of this Trust and shall incur no liability to any person for any action taken pursuant to a written direction, request or approval given by Company. In the event of a dispute between Company and a party claiming an interest in or rights under this Trust, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If Trustee undertakes or defends any litigation, or becomes involved in any dispute, claim or controversy, arising in connection with this Trust, Company agrees to indemnify and hold harmless Trustee, its directors, officers, employees and agents with respect to all costs, expenses and liabilities (including, without limitation, attorney’s fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for Company) with respect to any of its duties or obligations hereunder and any cost and expenses relating thereto shall be borne by the Company.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and any cost or expenses relating thereto shall be borne by the Company.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) Notwithstanding the provisions of Section 8(e) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(g) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code of 1986, as amended.

(h) If there is any disagreement or dispute in connection with the Trust or the subject matter hereof, including any dispute between or among Trustee, Company or any Plan participant or beneficiary, or between or among Company, any Plan participant or beneficiary or any person not a party to the Trust, or there are adverse or inconsistent claims or demands upon, or inconsistent instructions to the Trustee, or Trustee in good faith is in doubt as to what action to take pursuant to the Trust, the Trustee may at its election refuse to comply with any such claims, demands or instructions, or refuse to take any other action pursuant to this Trust until (i) the rights of all persons involved in the dispute have been fully and finally adjudicated by a court of competent jurisdiction or the Trustee has resolved any such doubts to its good faith satisfaction; or

(ii) all disputes have been resolved between the persons involved and the Trustee has received written notice thereof satisfactory to it from all such persons. Without limiting the generality of the foregoing, the Trustee may at its election interplead the subject matter of this Trust Agreement with a court of competent jurisdiction, or commence judicial proceedings for a declaratory judgment, and the Trustee shall be entitled to recover from the Company or the Trust, both collectively and individually, the Trustee’s attorneys’ fees, expenses and costs in connection with any such interpleader or declaratory judgment action.

Section 9. Compensation and Expenses of Trustee.

Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

Section 10. Resignation and Removal of Trustee.

(a) Trustee may resign at any time by written notice to Company, which shall be effective sixty (60) days after receipt of such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company on sixty (60) days written notice or upon shorter notice accepted by Trustee; provided, however, that upon or following a Change of Control, Trustee may not be removed by Company without the unanimous written consent of the Plan participants and beneficiaries.

(c) If Trustee resigns or is removed upon or following a Change of Control, Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) herein prior to the effective date of Trustee’s resignation or removal.

(d) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(e) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.

(a) If, prior to a Change of Control, Trustee resigns or is removed, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law as a successor to replace Trustee. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b) If, upon or following a Change of Control, Trustee resigns or is removed, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

(c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12. Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof and, upon or following a Change of Control, as defined in Section 13(d) hereof, no amendment shall be made without the unanimous written consent of Plan participants and beneficiaries.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s). Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c) Upon unanimous written consent of all Plan participants or beneficiaries, Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made and, in such event, all assets in the Trust shall be returned to Company.

Section 13. Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to its rules regarding conflict of laws.

(d) For purposes of this Trust, “Change of Control” shall mean the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company’s assets, or any other major corporate transaction or event which the Company, through its Board of Directors or Trustees and prior to the occurrence of such transaction or event, deems to be a Change of Control and so notifies the Trustee.

(e) All notices, directions and instructions of any type whatsoever by Company to the Trustee shall be in writing and shall be executed either by an officer of Company or a person duly authorized by such officers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized officers as of the day and year first above written.

FEDERAL HOME LOAN BANK OF NEW YORK

BY: /s/Mildred Tse-Gonzalez

Milded Tse-Gonzalez
PRINT NAME
Director of HR
TITLE

PENTEGRA TRUST COMPANY

BY: /s/Robert D. Alin

Robert D. Alin
PRINT NAME
EVP, Counsel & Secretary
TITLE

APPENDIX A

SCHEDULE OF PLAN(S) UNDER GRANTOR TRUST AGREEMENT BETWEEN

PENTEGRA TRUST COMPANY AND
FEDERAL HOME LOAN BANK OF NEW YORK

The Federal Home Loan Bank of New York Supplemental Executive Retirement Defined Benefit &
Defined Contribution Benefit Equalization Plan

Federal Home Loan Bank of New York Deferred Incentive Compensation Plan